EXHIBIT 10.21
FIRST AMENDMENT TO THE
XCEL ENERGY INC. 2005 LONG-TERM INCENTIVE PLAN
(AS AMENDED AND RESTATED EFFECTIVE FEBRUARY 17, 2010)
WHEREAS, according to Section 14(h) of the Xcel Energy Inc. 2005 Long-Term Incentive Plan (as amended and restated effective February 17, 2010) (the “Plan”), the Board of Directors has the authority to amend the terms of the Plan, and

WHEREAS, the Governance, Compensation and Nominating Committee of the Board of Directors has recommended to the Board that the Plan be amended in certain respects.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended by this First Amendment, to be effective May 21, 2013, as follows:

1.	Section 8, subsection (d) is hereby amended and restated in its entirety as follows:

“Payment Values of earned Performance Awards shall be distributed to the Participant, or, if the Participant has died, to the Participant’s Designated Beneficiary, after the expiration of the Performance Cycle and the Committee’s determination under paragraph (c) above, but in no event later than the March 15th of the year following the performance period. The Committee shall determine whether Payment Values are to be distributed in the form of cash, Shares, or a combination thereof as determined by the Committee.”

2.	Section 14, subsection (m) is hereby amended and restated in its entirety as

“The Committee may require or permit Participants to elect to defer the issuance of Shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest or dividends on the deferral amounts.”

Except as hereinabove set forth, the Xcel Energy Inc. 2005 Long-Term Incentive Plan (as amended and restated effective February 17, 2010) shall continue in full force and effect.